Exhibit 11.2

The Members of
DLP POSITIVE NOTE FUND LLC
Augustine, Florida

We hereby provide our consent for the Audited Financial Statement of DLP Positive Note Fund LLC for the period from January 16, 2020 (inception) to March 31, 2020 to be used in the company’s Offering Circular.

Sincerely,

ALBERTJOHN DEPALANTINO & COMPANY PC
CERTIFIED PUBLIC ACCOUNTANTS

April 20, 2020

Certified Public Accountants and Consultants

19 Short Road, Doylestown, PA 18901 • 215-345-0433 • Fax 215-345-0483

www.depalantino.com • info@depalantino.com